Exhibit 10.2


                              EMPLOYMENT AGREEMENT

         AGREEMENT made as of the ___ day of _______, 1998, by and between SOFTWARE ANALYSIS AND MANAGEMENT, INC. a California corporation, (hereafter "Employer") and IRA A. KWEITKO (hereafter "Employee").
         In consideration of the mutual promises herein contained and intending to be legally bound hereby, the parties agree as follows:
         EMPLOYMENT:
         1. Employer hereby employs Employee and employee accepts employment upon the terms and conditions of this Agreement.
         TERM:
         2. The initial term of this Agreement is for three (3) years (the "Initial Term") commencing May 1, 1998 (the "Commencement Date"); provided, however, that Employee may at any time upon sixty (60) days prior written notice to Employer, terminate this Agreement in which event Employee and Employer will negotiate a consulting agreement in good faith providing for Employee acting as a consultant to Employer.
         DUTIES:
         3. Employee shall devote his full time, attention and best efforts to his duties as General Manager. Employee shall at all times discharge his duties in consultation with and under the supervision of the Chief Executive Officer of Employer. Employee shall not engage in any business or perform any services in any capacity whatsoever other than for Employer except with the prior written approval of Employer.
         COMPENSATION:
         4. (a) For all services to be rendered by Employee hereunder, Employer shall pay to Employee a salary of $120,000 per year to be paid in accordance with the general payroll practices of Employer from time to time in effect.
                  (b) During each year that Employee is employed during the Initial Term Employer shall pay to Employee a bonus of $100,000 payable in quarterly installments of $25,000 each or accrued until the next quarterly payment date or forgiven at the option of the Employee.
                  VACATIONS:
         5. (a) Employee shall receive six (6) weeks of paid vacation in each calendar year commencing January 1, 1998. Vacation pay shall be non-cumulative and to the extent not taken shall not be compensated to the extent permitted by law.
                  HOLIDAYS:
                  (b) Employee shall be entitled to those holidays allowed for by Company policy.
                  ILLNESS:
                  (c) If Employee is prevented from performing his duties by reason of illness or incapacity for an aggregate of ninety (90) days in any year of this Agreement, Employer shall not be obligated to pay Employee compensation for any period of absence in excess of the aggregate of ninety (90) days in any year. Sick pay shall be non-cumulative and, to the extent not used, shall not be compensated.
                  DISABILITY:
                  (d) If Employee is prevented from performing his duties by reason of verifiable physical or mental illness or incapacity for a continuous period of ninety (90) days, then Employer, in addition to the remedy provided for in subparagraph (c) hereof, may on fifteen (15) days prior written notice, terminate Employee's employment.
         TERMINATION:
         6. (a) Notwithstanding any other provision hereof, this Agreement shall terminate immediately upon the death of Employee or Employee's discharge by Employer upon good and sufficient cause. In the event of Employee's death while an Employee in good standing with Employer, said Employer shall pay Employee's named beneficiary, or if there be none then living, to his estate, Employee's base salary at the date of his death for a period of one (1) month after the date of death, payable weekly.
                  (b) "Good and sufficient cause" shall include, but not be limited to:
                           (i)            material dishonesty detrimental to the
                                            best interests of Employer;
                           (ii) substantial continuing inattention to or substantial neglect of the duties to be performed by Employee which inattention is not the result of illness; or

                           (iii)            willful disloyalty to Employer.
                  (c) In the case of the causes described in Sections
6(b)(ii) and (iii) Employer shall give Employee written notice of such causes and thirty (30) days to cure such causes, prior to any termination of employment.
                  (d) If Employee is terminated for good and sufficient cause then all compensation, bonuses and benefits accrued to the termination date shall be paid to Employee and thereupon all obligations of Employer to the Employee shall cease.
         EXPENSES:
         7. (a) During the term of this Agreement, Employer agrees to pay all reasonable expenses incurred by Employee in furtherance of the business of Employer including travel and entertainment expense. Employer agrees to reimburse Employee for any such expenses upon submission by him of a statement itemizing such expenses.
                  (b) During the term of this Agreement Employer shall pay to Employee a monthly allowance of $1,000.00 to cover automobile expenses including payments for automobile, insurance, maintenance, gasoline, tolls and other automobile expenses.
                  (c) When traveling by air on Employer's business Employer shall pay the expenses of Employee's traveling First Class.
         MEDICAL INSURANCE:
         8. During the term of this Agreement, Employer shall include Employee in the medical insurance coverage provided for employees of Employer.

         DISCLOSURE OF INFORMATION:
         9. Employee will not, during or at any time after termination of employment hereunder, without authorization of Employer, disclose to, or make use of for himself or for any person, corporation, or other entity, any trade secret or other confidential information concerning the business, clients, methods, operations, financing or services of Employer or its affiliates. Trade secrets and confidential information shall mean information disclosed to employee or known by him as a consequence of his employment by Employer, whether or not pursuant to this Agreement, and not generally known in the industry. Without limiting the generality of the foregoing trade secrets and confidential information shall include market analysis and market expansion plans of Employer and all technical information relating to products or systems developed or being developed by Employer and all planned product or system improvements or changes.
         NON-COMPETITION:
         10. Employee agrees that he will not, during the term of his employment and for a period of three (3) years following the later of (a) the termination of his employment for whatever reason, voluntary or involuntary, or (b) the date of payment of the last full installment of Deferred Consideration as that term is defined in Section 2.4 of that certain Stock Purchase Agreement dated July 14, 1998 between RCM Technologies, Inc. and, inter alia, the Employee, (the "Restricted Period") within the counties of Orange, Los Angeles, San Diego and San Bernardino, California whether as employee, owner, partner, agent, director, officer or shareholder engage in the business of contract or temporary staffing or permanent placement of technical personnel or engage in the business of information technology or engineering consulting. As used herein "technical personnel" means information technology, engineering and manufacturing professional personnel. Without limiting the generality of the foregoing do any of the following:
                  (a) Solicit, divert, accept business of contract or temporary staffing of technical personnel or information technology or engineering consulting from any client of Employer who is or was a client during the term of Employee's employment with or ownership of Employer, including all clients directly or indirectly produced or generated by Employee.
                  (b) Solicit, induce or contract with any of the Employer's employees to leave Employer or to work for Employee or any company with which Employee is connected.
                  (c) Solicit, divert or take away any of Employer's sources of business.
                           The provisions of this paragraph 10 shall be
construed as an agreement independent of any other provision of this Agreement and the existence of any claim or cause of action of Employee against Employer whether arising out of this Agreement or otherwise shall not constitute a defense to the enforcement by Employer of the provisions of this paragraph.

         REMEDIES:
         11. Employee agrees that a violation of any of the provisions of paragraphs 9 and 10 hereof will cause irreparable damage to Employer the exact amount of which it will be impossible to ascertain and, for that reason, Employee agrees that Employer shall be entitled to injunctive relief restraining any violation of paragraphs 9 and 10 hereof by Employee and any person, firm or corporation associated with him, such right to be cumulative and in addition to all other remedies available to Employer by reason of such violation.
         BONUS; STOCK OPTIONS
         12. During the term of his employment, Employee shall be a participant in such bonus, stock option and similar benefit programs as are maintained from time to time by Employer and available to executive level employees of Employer or its parent. The bonus, if any, mentioned herein shall be in addition to the bonus specified in Paragraph 4(b) hereof.
         ARBITRATION:
         13. Except for controversies relating to Sections 9 and 10 hereof which are subject to the provisions of Section 11 hereof, if dispute arises as to interpretation of this Agreement, it shall be decided by a single arbitrator in an arbitration proceeding conforming to the Rules of the American Arbitration Association applicable to commercial arbitration. The arbitration shall take place in Orange County, California. The decision of the arbitrator shall be conclusively binding upon the parties and final, and such decision shall be enforceable as a judgment in any court of competent jurisdiction. The losing party in the arbitration shall pay the fees and expenses of the arbitrator.
         NOTICES:
         14. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by certified mail, return receipt requested, as follows:

                  IF TO EMPLOYEE:           Ira A. Kweitko
                                                     1302 Autumn Wind Way
                                    Henderson, NV 89012

                  IF TO EMPLOYER:           Software Analysis And
                                                       Management, Inc.
                                                     c/o RCM Technologies, Inc.
                                                     2500 McClellan Avenue
                                                     Pennsauken, NJ  08109
                                                     Attention: Leon Kopyt
         BINDING EFFECT:
         15. The terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective personal representatives, successors and assigns.
         INTEGRATION-AMENDMENT:
         16. This Agreement contains the entire agreement between the parties hereto, with respect to the transactions contemplated herein and supersedes all previous representations, negotiations, commitments and writings with respect thereto. No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by all of the parties hereto. This is the Employment Agreement mentioned in that certain Stock Purchase

Agreement dated July 14, 1998 between RCM Technologies, Inc. and, inter alia, Employee.
         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
                                                          SOFTWARE ANALYSIS AND
                                                           MANAGEMENT, INC.



                                                              BY:





                                                              IRA A. KWEITKO

























[NSB\04257 KWEITKO EMPLOYMENT AGREEMENT]